STOCK PURCHASE AGREEMENT

BETWEEN

Intelligentias, Inc.

as purchaser of all of the outstanding

shares of Systeam Italy, SpA

AND

SysteamUS, Inc.

as seller of all of the outstanding

shares of Systeam Italy, SpA

TABLE OF CONTENTS

ARTICLE I – Purchase and Sale of Stock		1

1.1	Sale of Shares	1
1.2	Purchase Price	1

ARTICLE II – Representations and Warranties of Systeam US and Systeam Italy		1

2.1	Organization	1
2.2	Capital	1
2.3	Subsidiaries	1
2.4	Directors and Officers	2
2.5	Financial Statements	2
2.6	Absence of Changes	2
2.7	Absence of Undisclosed Liabilities	2
2.8	Tax Returns	2
2.9	Investigation of Financial Condition and Corporate Matters	2
2.10	Trade Names and Rights	2
2.11	Compliance with Laws	3
2.12	Litigation	3
2.13	Authority	3
2.14	Ability to Carry Out Obligations	3
2.15	Full Disclosure	3
2.16	Assets	3
2.17	Material Contracts	3
2.18	Systeam Italy Shares Not Encumbered	3
2.19	Indemnification	3

ARTICLE III – Covenants Prior and Subsequent to Closing		4

3.1	Investigative Rights	4
3.2	Conduct of Business	4

ARTICLE IV – Conditions Precedent to Intelligentias’ Performance		4

4.1	Conditions	4
4.2	Accuracy of Representations	4
4.3	Performance	4
4.4	Absence of Litigation	5
4.5	Certificate of Good Standing	5
4.6	Satisfaction with Investigations	5
4.7	Required Audited Financial Statements	5

ii

ARTICLE V - Conditions Precedent to Systeam US' Performance		5

5.1	Conditions	5
5.2	Performance	5

ARTICLE VI - Closing		5

6.1	Closing	5
6.2	Ownership of Systeam Italy	6

ARTICLE VII - Miscellaneous		6

7.1	Captions and Headings	6
7.2	No Oral Change	6
7.3	Non-Waiver	6
7.4	Time of Essence	6
7.5	Entire Agreement	6
7.6	Choice of Law	6
7.7	Counterparts and Facsimile Signatures	6
7.8	Notices	6
7.9	Binding Effect	7
7.10	Mutual Cooperation	7
7.11	Finders	7
7.12	Expenses	7
7.13	Survival of Representations and Warranties	7
7.14	Exhibits	7
7.15	Binding Effect	7
7.16	Termination	7

EXHIBITS

Financial Statements of Systeam Italy	Exhibit 2.5
Material Contracts of Systeam Italy	Exhibit 2.17

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made this 26th day of April, 2007, by and between Intelligentias, Inc., a Nevada corporation (“Intelligentias”), and Systeam US, Inc. (“SysteamUS”), the sole stockholder of Systeam Italy, SpA, an Italian corporation (“Systeam Italy”).

WHEREAS, SysteamUS is the sole stockholder of Systeam Italy’s common stock; and

WHEREAS, Intelligentias desires to acquire all of the issued and outstanding shares of common stock of Systeam Italy in exchange for Euro 2,095,000.

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Stock

1.1  Sale of Shares.  Subject to the terms and conditions of this Agreement, SysteamUS agrees to sell all 500,000 fully paid and nonassessable Shares (the “Systeam Italy Shares”) of Systeam Italy’s common stock.

1.2  Purchase Price.  The aggregate purchase price for the Systeam Italy Shares shall be Euro 2,095,000 payable at Closing on the Closing Date in the form outlined in Section 6.1 of this agreement.

ARTICLE II

Representations and Warranties of SysteamUS and Systeam Italy

SysteamUS, Inc. and Systeam Italy hereby represent and warrant to Intelligentias that:

2.1  Organization.  Systeam Italy is a corporation duly organized, validly existing and in good standing under the laws of Italy, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the jurisdictions where its business requires qualification.

2.2  Capital.  The authorized capital stock of Systeam Italy consists solely of 500,000 shares common stock with a par value of Euro 1.00. All of the outstanding common stock of Systeam Italy is duly and validly issued, fully paid and nonassessable.  There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating Systeam Italy to issue or to transfer from treasury any additional shares of its capital stock of any class.

2.3  Subsidiaries.  Systeam Italy does not have any subsidiaries or own any interest in any other enterprise with exclusion of Spectia Srl.

2.4  Directors and Officers.  The names and titles of all directors and officers of Systeam Italy as of the date of this Agreement are as follows:

Name	Title
Nicola Di Tomaso	President
Claudio Scola	Director (Board Member)
Antonio Panzeri	Director (Board Member)

2.5  Financial Statements.  Exhibit 2.5 hereto consists of the unaudited balance sheet and statement of operations of Systeam Italy for the year ended December 31, 2006 and the three months ended March 31, 2007 (the “Systeam Italy Financial Statements”).  Intelligentias acknowledges that the Systeam Italy Financial Statements are not represented by Systeam Italy  to have been prepared in accordance with generally accepted accounting principles and practices in the United States (“USGAAP”) consistently applied, nor do they contain all the disclosures required by USGAAP.

2.6  Absence of Changes.  Since March 31, 2007, there has not been any change in the financial condition or operations of Systeam Italy, except for changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

2.7  Absence of Undisclosed Liabilities.  As of the date of Systeam Italy’s most recent balance sheet included in Exhibit 2.5, Systeam Italy did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet.

2.8  Tax Returns.  Within the times and in the manner prescribed by law, Systeam Italy has filed tax returns required by law in every jurisdiction in which it operates..

2.9  Investigation of Financial Condition and Corporate Matters.  Without in any manner reducing or otherwise mitigating the representations contained herein, Intelligentias and its legal counsel and accountants shall have the opportunity to meet with Systeam Italy’s accountants and attorneys to discuss the financial condition and corporate matters of Systeam Italy.  Systeam Italy shall make available to Intelligentias all books and records of Systeam Italy.

2.10  Trade Names and Rights.  Systeam Italy owns and holds all necessary trademarks, service marks, trade names, copyrights, patents and proprietary information and other rights necessary or material to its business as now conducted or proposed to be conducted.

2.11  Compliance with Laws.  Systeam Italy has complied with, and is not in violation of, applicable national, state or local statutes, laws and regulations affecting its properties and the operation of its business where the failure to comply or any violation would have a material adverse effect on Systeam Italy.

2.12  Litigation.  Systeam Italy is not a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best knowledge of SysteamUS and Systeam Italy, threatened against or affecting Systeam Italy or its business, assets or financial condition where the failure to disclose would have a material adverse effect on Systeam Italy.  To SysteamUS’ and Systeam Italy’s knowledge, there is no action pending or threatened regarding the sale or transfer of any Systeam Italy securities.  Systeam Italy is not in default with respect to any order, writ, injunction or decree of any national, state, local or foreign court, department, agency or instrumentality applicable to it.  Systeam Italy is not engaged in any litigation to recover monies due to it.

2.13  Authority.  SysteamUS has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of SysteamUS and is enforceable in accordance with its terms and conditions.

2.14  Ability to Carry Out Obligations.  The execution and delivery of this Agreement by SysteamUS and the performance by SysteamUS of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument or other agreement or instrument to which SysteamUS is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required.

2.15  Full Disclosure.  None of the representations and warranties made by SysteamUS or Systeam Italy herein or in any exhibit, certificate or memorandum furnished or to be furnished by SysteamUS, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

2.16  Assets.  Systeam Italy has good and marketable title to all of its property, free and clear of all liens, claims and encumbrances, except as otherwise indicated in Exhibit 2.5.

2.17  Material Contracts.  Systeam Italy has no material contracts except those disclosed in Exhibit 2.17 attached hereto.

2.18  Systeam Italy Shares Not Encumbered.  The Systeam Italy Shares being transferred pursuant to this Agreement are and at Closing will be free and clear of any liens and encumbrances.

2.19  Indemnification.  SysteamUS agrees to indemnify, defend and hold Intelligentias harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by SysteamUS to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by SysteamUS under this Agreement.

ARTICLE III

Covenants Prior and Subsequent to Closing

3.1  Investigative Rights.  From the date of this Agreement until the Closing Date, SysteamUS shall provide to Intelligentias and its counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to SysteamUS, all of Systeam Italy’s properties, books, contracts, commitments and records for the purpose of examining the same.  SysteamUS shall furnish Intelligentias with all information concerning Systeam Italy’s affairs as Intelligentias may reasonably request.

3.2  Conduct of Business.  Prior to the Closing Date, SysteamUS shall cause Systeam Italy to conduct its business in the normal course and shall not sell, pledge or assign any assets without the prior written approval of Intelligentias, except in the normal course of business.  SysteamUS shall not permit Systeam Italy to amend its corporate documents and charter (except as may be described in this Agreement), declare dividends, redeem, issue or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the normal course of business.

ARTICLE IV

Conditions Precedent to Intelligentias’ Performance

4.1  Conditions.  Intelligentias’ obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article IV.  Intelligentias may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Intelligentias of any other condition of or any of Intelligentias’ other rights or remedies, at law or in equity, if SysteamUS shall be in default of any of its representations, warranties or covenants under this Agreement.

4.2  Accuracy of Representations.  All representations and warranties by SysteamUS in this Agreement or in any written statement that shall be delivered to Intelligentias by SysteamUS under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

4.3  Performance.  SysteamUS shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

4.4  Absence of Litigation.  No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against SysteamUS on or before the Closing Date.

4.5  Certificate of Good Standing.  SysteamUS shall have delivered to Intelligentias a certificate of corporate good standing of Systeam Italy dated within 30 days of the date of Closing.

4.6  Satisfaction with Investigations.  Intelligentias shall be satisfied, in its sole discretion, with all financial and corporate investigations of Systeam Italy.

4.7  Required Audited Financial Statements. SysteamUS and Systeam Italy covenant and agree that they will provide to Intelligentias audited financial statements of Systeam Italy, prepared in full accordance with USGAAP, for the years ended December 31, 2005 and 2006 on or before 60 days from the Closing Date hereof.  Failure to do so will constitute a material breach of the terms of this Agreement.

ARTICLE V

Conditions Precedent to SysteamUS’ Performance

5.1  Conditions.  SysteamUS’ obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article V.  SysteamUS may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by SysteamUS of any other condition of or any of SysteamUS’ rights or remedies, at law or in equity, if Intelligentias shall be in default of any of its representations, warranties or covenants under this Agreement.

5.2  Performance.  Intelligentias shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

ARTICLE VI

Closing

6.1  Closing.  The Closing of this Agreement shall be held at Intelligentias’ office at any mutually agreeable time on or before June 30, 2007 (the “Closing Date”), unless extended by mutual agreement.  At the Closing:

(1)  SysteamUS shall deliver to Intelligentias all 500,000 shares of Systeam Italy common stock, free and clear of any liens and encumbrances, to Intelligentias.

(2)  Intelligentias shall assume Euro 2,095,000 in amounts payable by SysteamUS to Systeam Italy.  Such amounts shall become payable by Intelligentias to Systeam Italy and SysteamUS shall have not further obligations with respect to such amounts due.

6.2

Ownership of Systeam Italy.  Following the Closing, Intelligentias shall own all of the outstanding common stock of Systeam Italy.

ARTICLE VII

Miscellaneous

7.1  Captions and Headings. The article and section headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement.

7.2  No Oral Change.  This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

7.3  Non-Waiver.  The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions.  No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

7.4  Time of Essence.  Time is of the essence of this Agreement and of each and every provision hereof.

7.5  Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior negotiations, agreements and understandings including the Term Sheet dated April 19, 2007.

7.6  Choice of Law.  This Agreement has been executed by all parties in the State of California, U.S. and shall be governed by and construed and enforced pursuant with the laws of the State of California, U.S. (without regard to any conflict of laws or principals).  All actions, suits and proceedings arising out of or in connection with this Agreement shall be brought in the courts in the State of California, U.S. which shall be the exclusive forum therefor.  The parties hereby irrevocably submit to the in personam jurisdiction and process of the courts in the State of California, U.S.

7.7  Counterparts and Facsimile Signatures.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile signature shall be deemed an original signature for all purposes.

7.8  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

Intelligentias:

Intelligentias, Inc.

303 Twin Dolphin Drive, 6th Floor

Redwood City, CA 94065

Attn: Ian Rice, Chief Executive Officer

SysteamUS:

SysteamUS, Inc.

969-G Edgewater Blvd, Suite 134

Foster City, CA 94404

Attn: Stefano Marvardi, President

7.9  Binding Effect.  This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

7.10  Mutual Cooperation.  The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

7.11  Finders.  The parties hereto represent that no finder has brought about this Agreement, and no finder’s fee has been paid or is payable by either party.

7.12  Expenses.  Each party will pay its own legal, accounting and other out-of-pocket expenses incurred in connection with this Agreement.

7.13  Survival of Representations and Warranties.  The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing providing for in it, shall survive the Closing and remain in force for twenty-four (24) months thereafter.

7.14  Exhibits. As of the execution hereof, SysteamUS has provided the Exhibits described herein.  Any material changes to the Exhibits shall be immediately disclosed by SysteamUS to Intelligentias.

7.15  Binding Effect.  This Agreement is a binding agreement on all parties and is enforceable by its terms.

7.16 Termination. If a Closing pursuant to this Agreement does not take place by September 30, 2007 at 5:00 P.M. Pacific Time, this Agreement, unless extended in writing by both Intelligentias and SysteamUS, shall be terminated in its entirety with no liability to either party.

In witness whereof, the parties have executed this Agreement on the date indicated above.

Intelligentias, Inc.	Systeam US, Inc.

By: /s/ Ian Rice	/s/ Stefano Marvadi
Ian Rice, Chief Executive Officer	Stefano Marvardi, President

EXHIBIT 2.5

FINANCIAL STATEMENTS OF SYSTEAM ITALY

EXHIBIT 2.17

MATERIAL CONTRACTS OF SYSTEAM ITALY